Exhibit 99.10(b)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mutual of America Life Insurance Company and
Contract Owners of Mutual of America Separate Account No. 2:

We consent to the incorporation by reference, in this registration statement, of our report dated February 28, 2005, on the statements of assets and liabilities of Mutual of America Separate Account No. 2 (comprised of the sub-accounts collectively referred to as “the Separate Account”) as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years or period in the two-year period then ended, and the financial highlights for each of the years or period in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Separate Account as filed on Form N-30D.

We also consent to the references to our firm under the headings “Unit Value Information for the Separate Account Funds” in Appendix A of the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
April 29, 2005